Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Brian Tanner, Hawaiian Telcom	Ann Nishida, Hawaiian Telcom
(808) 546-3442	(808) 546-1888

For Immediate Release

Hawaiian Telcom Reports Second Quarter 2008 Results

HONOLULU (Wednesday, August 13, 2008) — Hawaiian Telcom Communications, Inc. today reported financial results for its second quarter 2008.  Quarterly highlights for the Company include:

•                  Quarterly operating revenue of $115.3 million, up 2.5 percent from the prior quarter.  Adjusted EBITDA (as defined herein) for the quarter was $35.7 million, up 8.6 percent over the prior quarter.  Loss from continuing operations was $30.5 million compared to $40.1 million in the prior quarter.

•                  The Company announced the appointment of six new senior executives to the management team to fill vacancies created by organization realignment, management changes and retirements.

“Hawaiian Telcom is celebrating its 125th anniversary this month, which is evidence of its position as one of the leading institutions in Hawaii,” said Eric Yeaman, Hawaiian Telcom’s chief executive officer.  “We continue to have our challenges, but we have brought in new leadership and made other significant changes across the organization so we can improve execution, further stabilize the operations and chart a new successful course for the company, which will be guided by delivering new products, better service and increased value to our customers.”

Second Quarter 2008 Results

Revenues

Second quarter consolidated revenue was $115.3 million, $2.8 million above the prior quarter and 5.1 percent lower than that of the previous year’s second quarter, the latter driven principally by the decline in switched access lines.

Local services revenue was $49.1 million, down 1.0 percent from the prior quarter and down 6.8 percent from the previous year’s second quarter, primarily due to 2.2 percent and 8.2 percent, respectively, quarter-over-quarter and year-over-year declines in switched access lines.

Second quarter network access services revenue was $34.7 million, up 4.7 percent from the prior quarter and down 1.0 percent from the previous year’s second quarter.  The decrease from the year-ago period was primarily due to the decline in switched access lines, and the increase from the prior quarter was attributable to backbilling of subscriber line charges and a reduction in the level of wholesale billing adjustments.

Revenue from long distance services was $9.5 million in the second quarter, up 6.5 percent versus the prior quarter and 4.7 percent lower than the same period a year ago.  The decrease from the year-ago period was largely due to the decline in switched access lines, and the increase from the prior quarter was primarily related to higher monthly recurring charges as a result of additional bundled customers and certain usage backbilling which occurred in the quarter.

In the second quarter, high-speed Internet (HSI) revenue was $8.8 million, flat versus both the prior quarter and the previous year’s second quarter.  Revenue remained flat as the year-over-year growth in HSI subscribers was offset by an overall reduction of rates due to competitive pressures.  Second quarter HSI subscribers totaled 93,470, up 2.0 percent from the same period a year ago.

Operating Expenses

Second quarter operating expenses, exclusive of depreciation and amortization and non-recurring costs, were $79.6 million, flat when compared with both the prior quarter and the previous year’s second quarter.  Compared to the prior quarter, second quarter headcount-related costs were lower by $1.6 million as a result of a 4.0 percent reduction in average headcount for the quarter, offset by higher contracted services costs primarily related to work being performed to continue improving system functionality.

Loss from Continuing Operations / EBITDA Reconciliation

To supplement our consolidated financial statements prepared and presented in accordance with generally accepted accounting principles (GAAP), we use Adjusted EBITDA for debt compliance and management reporting purposes as a non-GAAP financial measure.  Adjusted EBITDA is a non-GAAP financial measure used by management to evaluate the effectiveness of the Company’s operating performance and to enhance the comparability between periods.  Our use of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the telecommunications industry.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA from continuing operations for the second quarter 2008 was $35.7 million.  Adjusted EBITDA was determined as follows (dollars in thousands):

	Three Months Ended	Three Months Ended
	June 30, 2008	June 30, 2007

Loss from continuing operations	$(30,519)	$(32,117)
Credit for income taxes	0	(200)
Interest expense and other income and expense, net	21,993	20,294
Loss on early extinguishment of debt	794	7,780
Loss on interest rate swap	(168)	0
Depreciation and amortization	39,305	38,009
EBITDA from continuing operations	31,405	33,766
Non-recurring costs	4,291	8,506
Adjusted EBITDA from continuing operations	$35,696	$42,272

For the three months ended June 30, 2008, our loss from continuing operations was the same as our net loss.

Cash & Liquidity

At the end of second quarter, the Company had $71.8 million in cash and cash equivalents compared to $93.0 million at the end of the first quarter and $4.7 million a year ago.  Capital expenditures for the second quarter were $17.0 million and $39.8 million year to date.

Conference Call

The Company will host a conference call to discuss its second quarter results at 9:00 a.m. (Hawaii Time), or 3:00 p.m. (Eastern Time) on Thursday, August 14th, 2008.

To access the call, participants should dial (888) 417-7534 (US/Canada), or (706) 679-4222 (International) five minutes prior to the start of the call.  A telephonic replay of the conference call will be available one hour after the conclusion of the call until 11:00 a.m. (Hawaii Time), or 5:00 p.m. (Eastern Time) August 21st, 2008.  Access the replay by dialing (800) 633-8625 and entering confirmation code 21388925.  Alternatively, the replay can be accessed by dialing (402) 977-9141 and entering confirmation code 21388925.

Use of Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense (net of interest income), income taxes, and depreciation and amortization.  Adjusted EBITDA is EBITDA plus items related to our purchase of Verizon Hawaii affecting comparability, such as Directories deferrals resulting from purchase accounting and non-recurring costs not expected to occur regularly in the ordinary course of business.  The Company believes both of these non-GAAP measures, Adjusted EBITDA and EBITDA, are meaningful performance measures for investors because they are used by our Board and management to evaluate performance, enhance comparability between periods and make operating decisions as well as for covenant compliance purposes under the senior credit facility.  Our use of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the telecommunications industry.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s annual report on Form 10-K for the fiscal year ended December 31, 2007. The information contained in this release is as of June 30, 2008. It is anticipated that subsequent events and developments will cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, and wireless services.

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Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Operating revenues	$115,253	$121,404	$227,688	$246,867

Operating expenses:
Cost of services and sales (exclusive of depreciation and amortization)	42,727	46,660	86,162	91,405
Selling, general and administrative	41,121	40,978	84,879	85,270
Settlement with BearingPoint	—	—	—	(45,681)
Depreciation and amortization	39,305	38,009	78,682	79,757

Total operating expenses	123,153	125,647	249,723	210,751

Operating income (loss)	(7,900)	(4,243)	(22,035)	36,116

Other income (expense):
Interest expense	(22,494)	(20,435)	(45,671)	(41,105)
Loss on early extinguishment of debt	(794)	(7,780)	(3,456)	(7,780)
Gain (loss) on interest rate swap	168	—	(567)	—
Interest income and other	501	141	1,093	284

Total other expense	(22,619)	(28,074)	(48,601)	(48,601)

Loss from continuing operations before provision (credit) for income taxes	(30,519)	(32,317)	(70,636)	(12,485)

Provision (credit) for income taxes	—	(200)	—	1,700

Loss from continuing operations	(30,519)	(32,117)	(70,636)	(14,185)

Income from discontinued operations, net of tax	—	53,528	—	51,133

Net income (loss)	$(30,519)	$21,411	$(70,636)	$36,948

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in thousands, except per share information)

	June 30,	December 31,
	2008	2007
Assets

Current assets
Cash and cash equivalents	$71,817	$8,772
Segregated cash	—	271,464
Receivables, net	59,991	65,392
Material and supplies	6,594	6,600
Prepaid expenses	5,448	3,343
Other current assets	5,658	4,890
Total current assets	149,508	360,461
Property, plant and equipment, net	771,704	794,051
Deferred financing and other assets	20,731	25,891
Intangible assets, net	434,351	457,437

Total assets	$1,376,294	$1,637,840

Liabilities and Stockholder’s Equity

Current liabilities
Accounts payable	$50,485	$54,099
Accrued expenses	22,810	27,396
Income taxes payable	—	1,150
Advance billings and customer deposits	16,492	15,496
Current maturities of long-term debt	—	263,000
Other current liabilities	7,877	16,648
Total current liabilities	97,664	377,789
Long-term debt	1,074,500	989,700
Employee benefit obligations	62,128	57,176
Other liabilities	12,848	11,695
Total liabilities	1,247,140	1,436,360

Commitments and contingencies

Stockholder’s equity
Common stock, par value of $0.01 per share, 1,000 shares authorized and issued	—	—
Additional paid-in capital	428,979	428,565
Accumulated other comprehensive loss	(8,800)	(6,696)
Accumulated deficit	(291,025)	(220,389)
Total stockholder’s equity	129,154	201,480

Total liabilities and stockholder’s equity	$1,376,294	$1,637,840

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in thousands)

	Six Months Ended June 30,
	2008	2007

Cash flows from operating activities:
Net income (loss)	$(70,636)	$36,948
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	78,682	82,328
Deferred income taxes, net	—	(54,900)
Employee retirement benefits	4,952	4,633
Provision for uncollectibles	4,937	5,273
Write-down of software costs	—	18,593
Loss on early extinguishment of debt	3,456	7,780
Loss on interest rate swap	567	—
Changes in operating assets and liabilities:
Receivables	464	19,777
Material and supplies	5	2,333
Prepaid expenses and other current assets	(2,873)	(3,719)
Accounts payable and accrued expenses	(1,679)	(55,021)
Income taxes payable	(1,150)	—
Advance billings and customer deposits	995	243
Other current liabilities	(7,461)	2,736
Other, net	1,965	3,638
Net cash provided by operating activities	12,224	70,642

Cash flows from investing activities:
Capital expenditures	(39,768)	(42,352)
Transfer of segregated cash	271,464	—
Net cash provided by (used in) investing activities	231,696	(42,352)

Cash flows from financing activities:
Proceeds from issuance of debt	86,800	932,000
Payment of settlement on swap	(2,675)	—
Repayment of debt	(265,000)	(954,000)
Debt issuance costs	—	(6,348)
Net cash used in financing activities	(180,875)	(28,348)

Net change in cash and cash equivalents	63,045	(58)
Cash and cash equivalents, beginning of period	8,772	4,752

Cash and cash equivalents, end of period	$71,817	$4,694

Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	$44,729	$57,878
Income taxes paid	1,150	1,350